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As filed with the Securities and Exchange Commission on May 31, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	95-4502084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

135 North Los Robles Avenue, Suite 250
Pasadena, California 91101
(626) 578-0777
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

JOEL S. MARCUS Chief Executive Officer
135 North Los Robles Avenue, Suite 250
Pasadena, California 91101
(626) 578-0777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JAMES R. WALTHER, Esq.
Mayer, Brown, Rowe & Maw
350 South Grand Avenue, 25th Floor
Los Angeles, California 90071
(213) 229-9500

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Aggregate Price Per Unit(2)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)

Common Stock(5)

Preferred Stock(6)	$250,000,000	(3)	$250,000,000	$15,101.37

Warrants(7)

Total	$250,000,000	(2)	$250,000,000	$15,101.37

(1)
This Registration Statement also covers contracts that may be issued by the Registrant under which the counterparty may be required to purchase shares of Common Stock or shares of Preferred Stock.

(2)
In no event will the aggregate maximum offering price of securities registered under this Registration Statement exceed $250,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)
The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4)
Calculated pursuant to Rules 457(o) and 457(p) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457(p), this amount reflects an offset of $7,898.63 for that portion of the paid filing fee associated with unsold securities under Registration Statement No. 333-56451 previously filed by the Registrant and declared effective on June 26, 1998.

(5)
Subject to footnote 2, there are being registered hereunder an indeterminate number of shares of Common Stock that may be sold, from time to time, by the Registrant. There are also being registered hereunder (i) an indeterminate number of shares of Common Stock that may be issued upon conversion of shares of Preferred Stock registered hereunder or upon exercise of Warrants registered hereunder, as the case may be, and (ii) an indeterminate number of Preferred Stock Purchase Rights to be issued in respect of the Common Stock registered hereunder. No separate consideration will be received for the issuance of such Preferred Stock Purchase Rights.

(6)
Subject to footnote 2, there are being registered hereunder an indeterminate number of shares of Preferred Stock that may be sold, from time to time, by us, or may be issued upon exercise of Warrants registered hereunder.

(7)
Subject to footnote 2, there are being registered hereunder an indeterminate number of Warrants representing rights to purchase shares of Common Stock or Preferred Stock registered hereunder, as the case may be.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED MAY 31, 2002

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

$250,000,000
ALEXANDRIA REAL ESTATE EQUITIES, INC.
Common Stock, Preferred Stock and Warrants

        We may offer, from time to time in one or more series or classes, shares of our common stock, par value $.01 per share (the "Common Stock"), shares or fractional shares of our preferred stock, par value $.01 per share (the "Preferred Stock"), and warrants to purchase shares of Common Stock or Preferred Stock (the "Warrants"), with an aggregate public offering price of up to $250,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock and Warrants, collectively referred to herein as the "Securities," may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each such supplement, a "Prospectus Supplement").

        The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include: in the case of Common Stock, any applicable initial public offering price; in the case of Preferred Stock, the specific title and stated value, and any dividend, liquidation, redemption, conversion, voting and other rights, and any applicable initial public offering price; and in the case of Warrants, the duration, offering price, exercise price, detachability thereof and any applicable public offering price. In addition, the specific terms of the Securities may include limitations on actual or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes.

        The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax consequences relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

        The Securities may be offered directly, through agents designated from time to time by us or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of this Prospectus and the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

        Our Common Stock is listed on the New York Stock Exchange under the symbol "ARE."

        See "Risk Factors" beginning on page 2 for a description of factors relevant to an investment in the Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                , 2002

        Persons participating in an offering of the Securities may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. Such transactions may include stabilizing, the purchase of Securities to cover syndicate short positions and the imposition of penalty bids. For a description of those activities, see "Underwriting" in the accompanying Prospectus Supplement.

        No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such other information and representations must not be relied upon as having been authorized by us or by any underwriter, agent or dealer. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date thereof or that the information contained therein is correct as of any time subsequent to the date thereof. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation would be unlawful.

ii

ADDITIONAL INFORMATION

        This Prospectus forms part of a registration statement we have filed with the Securities and Exchange Commission (the "Commission") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. The registration statement, together with all amendments and exhibits, is herein referred to as the "Registration Statement." As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements and other information we have filed with the Commission in accordance with the Exchange Act can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such material also may be accessed by visiting the following internet website maintained by the Commission that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the Commission: http://www.sec.gov. In addition, certain of the Securities are listed on the New York Stock Exchange, and similar information regarding us may be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by us with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2001.

  (2)
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

  (3)
  Current Reports on Form 8-K filed on January 2, January 18 and February 27, 2002.

  (4)
  The description of the Common Stock contained in the Registration Statement on Form 8-A filed on May 14, 1997, including any amendments or reports filed for the purpose of updating such description.

  (5)
  The description of the Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed on February 10, 2000, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

        Copies of all documents that are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference), will be provided upon request without charge to any person to whom this Prospectus and the applicable Prospectus Supplement are delivered. Requests for copies should be directed to Alexandria Real Estate Equities, Inc., 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101, Attention: Corporate Secretary; telephone number (626) 578-0777.

iii

THE COMPANY

        We are a Maryland corporation formed in October 1994 that has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We are engaged primarily in the ownership, operation, management, acquisition, expansion and selective redevelopment and development of high quality, strategically located properties containing office and laboratory space designed and improved for lease principally to pharmaceutical, biotechnology, life science product and services companies, not-for-profit scientific research institutions, universities and related government agencies (collectively, the "life science industry"). Properties leased to tenants in the life science industry typically consist of buildings containing scientific research and development laboratories and other improvements that are generally generic to tenants operating in the life science industry. We call such properties "life science facilities." As of March 31, 2002, we owned 83 life science facilities (collectively, the "properties") located in the San Diego, Pasadena and San Francisco Bay areas of California; Seattle, Washington; suburban Washington, D.C.; eastern Massachusetts; North Carolina and Georgia; and the New Jersey and suburban Philadelphia areas.

RISK FACTORS

        An investment in the Securities involves various risks. Prospective investors should carefully consider the following information, in addition to the other information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated herein and therein by reference, before making a decision to purchase any of the Securities. When used in this Prospectus, the words "believes," "expects," "anticipates," "intends" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding events, conditions and financial trends that may affect our future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those contemplated in the forward-looking statements as a result of various factors including, but not limited to, those described below and elsewhere in this Prospectus, the applicable Prospectus Supplement and the documents incorporated herein and therein by reference.

We Are Largely Dependent On The Life Science Industry For Revenues From Lease Payments

        In general, our strategy is to invest primarily in properties used by tenants in the life science industry. Our business could be adversely affected if the life science industry experiences an economic downturn. Because of our industry focus, events within the life science industry may have a more pronounced effect on our ability to make distributions to our stockholders than if we had diversified investments. Also, our properties may be better suited for a particular life science industry tenant and could require modification before we are able to release vacant space to another life science industry tenant. Generally, our properties also may not be suitable for lease to traditional office tenants without significant expenditures on renovations.

The Inability Of Any Tenant To Pay Us Rent Could Adversely Affect Our Business

        Our revenues are derived primarily from rental payments and reimbursement of operating expenses under our leases. If our tenants, especially significant tenants, fail to make rental payments under their leases, our financial condition, cash flow and ability to make distributions to stockholders could be adversely affected.

        As of March 31, 2002, we had 189 leases with a total of 164 tenants. Of our 83 properties, 45 were occupied by a single tenant. Three of our tenants accounted for an aggregate of approximately 14.2% of our aggregate annualized base rent, or approximately 6.1%, 4.1% and 4.0%, respectively. "Annualized base rent" means the annualized fixed base rental amount in effect as of March 31, 2002, using rental revenue calculated on a straight-line basis in accordance with generally accepted accounting principles ("GAAP"). Annualized base rent does not include reimbursements for real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants in the case of triple net leases.

        The bankruptcy or insolvency of a major tenant may also adversely affect the income produced by a property. If any of our tenants becomes a debtor in a case under the U.S. Bankruptcy Code, we cannot evict that tenant solely because of its bankruptcy. The bankruptcy court may authorize the tenant to reject and terminate its lease with us. Our claim against such a tenant for unpaid future rent would be subject to a statutory limitation that might be substantially less than the remaining rent actually owed to us under the tenant's lease. Any shortfall in rent payments could adversely affect our cash flow and our ability to make distributions to our stockholders.

Our U.S. Government Tenants May Not Receive Annual Appropriations, Which Could Adversely Affect Their Ability To Pay Us

        U.S. government tenants may be subject to annual appropriations. If one of our U.S. government tenants fails to receive its annual appropriation, it might not be able to make its lease payments to us. In addition, defaults under leases with federal government tenants are governed by federal statute and not by state eviction or rent deficiency laws. All of our leases with U.S. government tenants provide that the government tenant may terminate the lease under certain circumstances. As of March 31, 2002, leases with U.S. government tenants at our properties accounted for approximately 4.6% of our aggregate annualized base rent.

Our Tenants May Not Be Able To Pay Us If They Are Unsuccessful In Discovering, Developing, Making Or Selling Their Products And Technologies

        Our life science industry tenants are subject to a number of risks, including the following, any one or more of which may adversely affect their ability to make rental payments to us:

  •
  Some of our tenants require significant funding to develop and commercialize their products and technologies, which funding must be obtained from private investors, the public market, companies in the life science industry or federal, state and local governments. Such funding may be or become unavailable or difficult to obtain, which in turn may adversely affect the tenants' ability to generate revenues or to pay us rent.

  •
  Even with sufficient funding, some of our tenants may not be able to discover or identify potential drug targets in humans, or potential drugs for use in humans, or to create tools or technologies which are commercially useful in the discovery or identification of potential drug targets or drugs.

  •
  Some of our tenants developing potential drugs may find that their drugs are not effective, or may even be harmful, when tested in humans.

  •
  Some of our tenants may not be able to manufacture their drugs economically, even if such drugs are proven through human clinical trials to be safe and effective in humans.

  •
  Drugs which are developed and manufactured by some of our tenants require regulatory approval prior to being made, marketed, sold and used. The regulatory approval process to manufacture and market drugs is costly, typically takes several years, requires the expenditure of substantial resources and is often unpredictable. A tenant may fail or experience significant delays in obtaining these approvals.

  •
  Some of our tenants and their licensors require patent, copyright or trade secret protection to develop, make, market and sell their products and technologies. A tenant may be unable to commercialize its products or technologies if patents covering such products or technologies do not issue, or are successfully challenged, narrowed, invalidated or circumvented by third parties, or if a tenant fails to obtain licenses to the discoveries of third parties necessary to commercialize its products or technologies.

  •
  A drug made by a tenant may not be well accepted by doctors and patients, or may be less effective or accepted than competitor's drugs, or may be subsequently recalled from the market, even if it is successfully developed, proven safe and effective in human clinical trials and manufactured and the requisite regulatory approvals are obtained.

        We cannot assure you that our tenants will be able to develop, make, market or sell their products and technologies due to the risks inherent in the life science industry. Any tenant that is unable to avoid, or sufficiently mitigate, the risks described above, may have difficulty making rental payments to us.

We Could Be Held Liable For Damages Resulting From Our Tenants' Use Of Hazardous Materials

        Some of our life science industry tenants engage in research and development activities that involve the controlled use of hazardous materials, chemicals and biological and radioactive compounds. In the event of contamination or injury from the use of these hazardous materials, we could be held liable for damages that result. This liability could exceed our resources and any recovery available through any applicable environmental remediation insurance coverage and could adversely affect our ability to make distributions to our stockholders.

        Together with our tenants, we must comply with federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. Failure to comply with, or changes in, these laws and regulations could adversely affect our business or our tenants' business and their ability to make rental payments to us.

Loss Of A Tenant Could Have A Negative Impact On Our Business

        A tenant may not renew its lease upon the expiration of the initial term. In addition, we may not be able to locate a qualified replacement tenant upon expiration or termination of a lease. Consequently, we could lose the cash flow from the affected property, which could negatively impact our business. We may have to divert cash flow generated by other properties to meet our mortgage payments, if any, or to pay other expenses related to owning the affected property. As of March 31, 2002, leases at our properties representing approximately 7.6% and 9.3% of the total square footage of our properties were scheduled to expire in 2002 and 2003, respectively.

Poor Economic Conditions In Our Markets Could Adversely Affect Our Business

        Our properties are located only in the following markets:

  •
  California (in the San Diego, Pasadena and San Francisco Bay areas).

  •
  Seattle.

  •
  suburban Washington, D.C. (including Maryland and Virginia).

  •
  eastern Massachusetts.

  •
  New Jersey and suburban Philadelphia.

  •
  the Southeast (including North Carolina and Georgia).

        As a result of our geographic concentration, we depend upon the local economic conditions in these markets, including local real estate conditions. We are, therefore, subject to increased exposure (positive or negative) to economic and other competitive factors specific to protected markets in confined geographic areas. Our operations may also be affected if too many competing properties are built in any of these markets. An economic downturn in any of these markets could adversely affect our operations and our ability to make distributions to stockholders. We cannot assure you that these markets will continue to grow or remain favorable to the life science industry.

We May Have Difficulty Managing Our Growth

        We expect to continue to grow by acquiring, redeveloping and selectively developing additional properties. To manage our growth effectively, we must successfully integrate new properties into our existing operations. We may not succeed with the integration. In addition, we may not effectively manage new properties, and new properties may not perform as expected. Our business could be adversely affected if we are unsuccessful in managing our growth.

Our Debt Service Obligations May Have Adverse Consequences On Our Business Operations

        We use debt to finance our operations, including acquisitions of properties. Our use of debt may have adverse consequences, including the following:

  •
  our cash flow from operations may be not be sufficient to meet required payments of principal and interest.

  •
  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt.

  •
  we may default on our debt obligations, and the lenders or mortgagees may foreclose on our properties that secure those loans.

  •
  a foreclosure on one of our properties could create taxable income without any accompanying cash proceeds to pay the tax.

  •
  we may default under a mortgage loan, causing us to automatically default on another loan that has cross default provisions.

  •
  we may not be able to refinance or extend our existing debt.

  •
  the terms of any refinancing or extension may not be as favorable as the terms of our existing debt.

        As of March 31, 2002, we had outstanding mortgage indebtedness of approximately $246.3 million, secured by 29 properties, and outstanding debt under our unsecured line of credit and term loan of approximately $273 million.

Our Line Of Credit Restricts Our Ability To Engage In Some Business Activities

        Our unsecured revolving credit facility contains customary negative covenants and other financial and operating covenants that, among other things:

  •
  restrict our ability to incur additional indebtedness.

  •
  restrict our ability to make certain investments.

  •
  restrict our ability to merge with another company.

  •
  restrict our ability to make distributions to stockholders.

  •
  require us to maintain financial coverage ratios.

  •
  require us to maintain a pool of unencumbered assets approved by the lenders.

        These restrictions could cause us to default on our line of credit or negatively affect our operations and our ability to make distributions to our stockholders.

We May Not Be Able To Obtain Additional Capital To Further Our Business Objectives

        Our ability to acquire or develop properties depends upon our ability to obtain capital. Periodically, the real estate industry experiences reduced supplies of favorably priced public equity or debt capital, which decreases the level of new investment activity by publicly traded real estate companies. A prolonged period in which we cannot effectively access public equity or debt markets may result in heavier reliance on alternative financing sources to undertake new investments. An inability to obtain equity or debt capital on acceptable terms could delay or prevent us from acquiring, structuring and completing desirable investments, which would adversely affect our business. Also, the issuance of additional shares of capital stock or interests in subsidiaries to fund future operations could dilute the ownership of then existing stockholders.

If Interest Rates Rise, Our Debt Service Costs Will Increase

        Borrowings outstanding under our unsecured line of credit and certain other borrowings bear interest at a variable rate, and we may incur additional variable rate debt in the future. Increases in market interest rates would increase our interest expenses under these debt instruments and would increase the costs of refinancing existing indebtedness or obtaining new debt. Accordingly, these increases could adversely affect our financial position and our ability to make distributions to stockholders.

We May Not Be Able To Acquire Properties Or Operate Them Successfully

        Our success depends in large part upon our ability to acquire additional properties on satisfactory terms and to operate them successfully. If we are unable to do so, our business could be adversely affected. In addition, the acquisition of life science facilities generally involves a higher per square foot price than the acquisition of traditional suburban office properties.

        The acquisition, ownership and operation of real estate is subject to many risks that may adversely affect our business and our ability to make payments to stockholders, including the risks that:

  •
  our properties may not perform as we expect.

  •
  we may not be able to acquire a desired property because of competition from other real estate investors with significant capital.

  •
  we may lease space at rates below our expectations.

  •
  we may not be able to obtain financing on acceptable terms.

  •
  we may overpay for new acquisitions.

  •
  we may underestimate the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property.

We May Not Be Able To Complete Redevelopment And Development Projects Effectively

        Our redevelopment and development activities subject us to many risks, including:

  •
  possible delays in construction.

  •
  budget overruns.

  •
  increasing costs of materials.

  •
  financing availability.

  •
  volatility in interest rates.

  •
  labor availability.

  •
  timing of the commencement of rental payments.

  •
  delays or denials of entitlements or permits.

  •
  other property-development uncertainties.

        In addition, expansion and development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. This may distract management from focusing on other operational activities. If we are unable to complete expansion and development projects successfully, our business may be adversely affected.

If Our Revenues Are Less Than Our Expenses, We May Have To Borrow Additional Funds And We May Not Make Distributions To Our Stockholders

        If our properties do not generate revenues sufficient to meet our operating expenses, including debt service and other capital expenditures, we may need to borrow additional amounts to cover fixed costs and cash flow needs. This could adversely affect our ability to make distributions to our stockholders. Factors that could adversely affect the revenues from and the value of our properties include:

  •
  national and local economic conditions.

  •
  competition from other life science facilities.

  •
  changes in the life science industry.

  •
  real estate conditions in our target markets.

  •
  our ability to collect rent payments.

  •
  availability of financing.

  •
  changes in interest rate levels.

  •
  vacancies at our properties and our ability to release space.

  •
  changes in tax or regulatory laws.

  •
  costs of compliance with government regulation.

  •
  lack of liquidity of real estate investments.

  •
  increased operating costs.

        In addition, if a lease at a property is not a triple net lease, we will have greater expenses associated with that property and greater exposure to increases in such expenses. Significant expenditures, such as mortgage payments, real estate taxes, insurance and maintenance costs, generally are fixed and do not decrease when revenues at the related property decrease.

Improvements To Life Science Facilities Are More Costly Than Traditional Office Spaces

        Our properties contain generic infrastructure improvements that are more costly than those for other property types. Although we have historically been able to recover the additional investment in generic infrastructure improvements through higher rental rates, there is the risk that we will be able to continue to do so in the future. Typical improvements include:

  •
  reinforced concrete floors.

  •
  upgraded roof loading capacity.

  •
  increased floor to ceiling height.

  •
  heavy-duty HVAC systems.

  •
  enhanced environmental control technology.

  •
  significantly upgraded electrical, gas and plumbing infrastructure.

  •
  laboratory benches.

We May Not Be Able To Sell Our Properties Quickly To Raise Money

        Investments in real estate are relatively illiquid. Accordingly, we may not be able to sell our properties when we desire or at acceptable prices in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits our ability to sell properties held for fewer than four years. These limitations on our ability to sell our properties may adversely affect our cash flows and our ability to make distributions to stockholders.

We Face Substantial Competition In Our Target Markets

        The significant competition for business in our target markets could have an adverse effect on our operations. We compete for investment opportunities with:

  •
  insurance companies.

  •
  pension and investment funds.

  •
  partnerships.

  •
  developers.

  •
  investment companies.

  •
  other REITs.

  •
  owner/occupants.

        Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we are willing to accept. These entities may be less sensitive to risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. Competition may also reduce the number of suitable investment opportunities available to us or may increase the bargaining power of property owners seeking to sell.

Our Properties May Have Defects That Are Unknown To Us

        Although we review the physical condition of our properties before they are acquired, and on a periodic basis after acquisition, any of our properties may have characteristics or deficiencies unknown to us that could adversely affect the property's valuation or revenue potential.

If We Fail To Qualify As A REIT, We Would Be Taxed At Corporate Rates And Would Not Be Able To Take Certain Deductions When Computing Our Taxable Income

        If in any taxable year we fail to qualify as a REIT:

  •
  we would be subject to federal income tax on our taxable income at regular corporate rates.

  •
  we would not be allowed a deduction for distributions to stockholders in computing taxable income.

  •
  unless we were entitled to relief under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), we would also be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification.

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  we would no longer be required by the Internal Revenue Code to make any distributions to our stockholders.

        As a result of the additional tax liability, we might need to borrow funds or liquidate certain investments in order to pay the applicable tax. Accordingly, funds available for investment or distribution to our stockholders would be reduced for each of the years involved.

        Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code to our operations and the determination of various factual matters and circumstances not entirely within our control. There are only limited judicial or administrative interpretations of these provisions. Although we believe that we have operated, commencing with our taxable year ended December 31, 1996, in a manner so as to qualify as a REIT, we cannot assure you that we are or will remain so qualified.

        In addition, although we are not aware of any pending tax legislation that would adversely affect our ability to operate as a REIT, new legislation, regulations, administrative interpretations or court decisions could change the tax laws or interpretations of the tax laws regarding qualification as a REIT, or the federal income tax consequences of that qualification, in a manner that is adverse to our stockholders.

        Although certain of our officers and directors have extensive experience in the acquisition, leasing, operation, financing and development of real properties, prior to commencement of our operations, no officer had significant experience in operating a business in accordance with the requirements for maintaining qualification as a REIT under the Internal Revenue Code.

There Are Limits On The Ownership Of Our Capital Stock Under Which A Stockholder May Lose Beneficial Ownership Of Its Shares

        The Internal Revenue Code provides that, in order for us to maintain our qualification as a REIT, not more than 50% of the value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals or entities.

        In addition, our charter prohibits, with certain limited exceptions, direct or constructive ownership of shares of our capital stock representing more than 9.8% of the combined total value of the outstanding shares of our capital stock by any person (the "Ownership Limit"). Our Board of Directors may exempt a stockholder from the Ownership Limit if, prior to the exemption, our Board of Directors receives all information it deems necessary to determine or ensure our status as a REIT.

        The constructive ownership rules are complex and may cause shares of our common stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void or may be deemed to be made to a trust, for the benefit of one or more qualified charitable organizations designated by us. In that case, the intended transferee will have only a right to share, to the extent of the transferee's original purchase price for such shares, in proceeds from the trust's sale of those shares.

In Addition To The Ownership Limit, Certain Provisions Of Our Charter And Bylaws And Our Stockholders Rights Plan May Delay Or Prevent Transactions That May Be Deemed To Be Desirable

        As authorized by Maryland law, our charter allows our Board of Directors to cause us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock without any stockholder approval. Our Board of Directors could establish series of preferred stock that could delay, defer or prevent a transaction that might involve a premium price for our common stock or for other reasons be desired by our common stockholders or that have a dividend preference which may adversely affect our ability to pay dividends on our common stock.

        Our charter permits the removal of a director only upon a two-thirds vote of the votes entitled to be cast generally in the election of directors and our bylaws require advance notice of a stockholder's intention to nominate directors or present business for consideration by stockholders at an annual meeting of our stockholders. Our charter and bylaws also contain other provisions that may delay, defer, or prevent a transaction or change in control that involves a premium price for our common stock or that for other reasons may be desired by our stockholders. See "Provisions Of Maryland Law And Of Our Charter And Bylaws," "—Control Share Acquisitions," "—Amendment To Our Charter Or Bylaws" and "—Advance Notice Of Director Nominations And New Business."

        Under our Stockholder Rights Plan, if a stockholder acquires beneficial ownership of 15% or more of our common stock, other stockholders would become entitled to purchase our common stock at half the market price, which would likely result in substantial dilution to the 15% or greater stockholder. This may also have the effect of delaying or preventing a change in control or other transaction that might involve a premium price for our common stock or for other reasons desired by our common stockholders.

Our Insurance May Not Adequately Cover All Potential Losses

        If we experience a loss at any of our properties that is not covered by insurance or that exceeds our insurance policy limits, we could lose the capital invested in the affected property and, possibly, future revenues from that property. In addition, we would continue to be obligated on any mortgage indebtedness or other obligations related to the affected properties. We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to our properties. We have obtained earthquake insurance for all of our properties because many of them are located in the vicinity of active earthquake faults. We also carry environmental remediation insurance and have title insurance policies on all of our properties. We obtain our title insurance policies when we acquire the property, with each policy covering an amount equal to the initial purchase price of each property. Accordingly, any of our title insurance policies may be in an amount less than the current value of the related property.

        We believe that our insurance policy specifications, insured limits and deductibles are consistent with or superior to those customarily carried for similar properties. Our tenants are also required to maintain comprehensive insurance, including liability and casualty insurance, that is customarily obtained for similar properties. There are, however, certain types of losses that we and our tenants do not generally insure against because they are uninsurable or because it is not economical to insure against them. In the current market, there have recently been substantial increases in the premium cost of property and liability insurance, and availability of coverage against terrorist activity has become more limited and, when available, is at a significantly higher premium cost. We cannot predict whether insurance coverage against terrorist activities will remain available for our properties, most, but not all, of which are low rise buildings in suburban areas.

We Could Incur Significant Costs Complying With Environmental Laws

        Federal, state and local environmental laws and regulations may require us, as a current or prior owner or operator of real estate, to investigate and clean up hazardous or toxic substances or petroleum products released at or from any of our properties. The cost of investigating and cleaning up contamination could be substantial and could exceed the amount of any environmental remediation insurance coverage available to us. In addition, the presence of contamination, or the failure to clean it up properly, may adversely affect our ability to sell or rent an affected property or to borrow funds using that property as collateral.

        Under environmental laws and regulations, we may have to pay governmental entities or third parties for property damage and for investigation and clean-up costs incurred by those parties relating to contaminated properties regardless of whether we knew of or caused the contamination. Even if more than one person may have been responsible for the contamination, we may be held responsible for all of the clean-up costs. In addition, third parties may sue us for damages and costs resulting from environmental contamination or jointly responsible parties may contest their responsibility or be financially unable to pay their share of such costs.

        Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials. These laws may impose fines and penalties on us for the release of asbestos-containing materials and may allow third parties to seek recovery from us for personal injury from exposure to asbestos fibers. We have detected asbestos-containing materials at some of our properties, but we do not expect that it will result in material environmental costs or liabilities to us.

        Environmental laws and regulations also require the removal or upgrading of certain underground storage tanks and regulate:

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  the discharge of storm water, wastewater and any water pollutants.

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  the emission of air pollutants.

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  the generation, management and disposal of hazardous or toxic chemicals, substances or wastes.

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  workplace health and safety.

        Some of our tenants routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities. Environmental liabilities could also affect a tenant's ability to make rental payments to us. We require our tenants to comply with these environmental laws and regulations and to indemnify us for any related liabilities.

        Independent environmental consultants have conducted Phase I or similar environmental assessments at all of our properties. We intend to use consultants to conduct similar environmental assessments on our future acquisitions. This type of assessment generally includes a site inspection, interviews and a public records review, but no subsurface sampling. These assessments and certain additional investigations of our properties have not to date revealed any environmental liability that we believe would have a material adverse effect on our business or results of operations. The additional investigations included, as appropriate:

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  asbestos surveys.

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  radon surveys.

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  lead surveys.

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  additional public records review.

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  subsurface sampling.

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  other testing.

        Nevertheless, it is possible that the assessments on our properties have not revealed, or that the assessments on future acquisitions will not reveal, all environmental liabilities. Consequently, there may be material environmental liabilities of which we are unaware that may result in substantial costs to us or our tenants and that could have a material adverse effect on our business.

We May Incur Significant Costs Complying With The Americans With Disabilities Act And Similar Laws

        Under the Americans with Disabilities Act, places of public accommodation and/or commercial facilities are required to meet federal requirements related to access and use by disabled persons. We may be required to make substantial capital expenditures at our properties to comply with this law. In addition, our noncompliance could result in the imposition of fines or an award of damages to private litigants.

        A number of additional federal, state and local laws and regulations exist regarding access by disabled persons. These regulations may require modifications to our properties or may affect future renovations. This may limit the overall returns on our investments.

        We believe that our properties are substantially in compliance with the present requirements of the Americans with Disabilities Act and similar laws.

We May Incur Significant Costs If We Fail To Comply With Laws Or If Laws Change

        Our properties are subject to many federal, state and local regulatory requirements and to state and local fire and life-safety requirements. If we do not comply with all of these requirements, we may have to pay fines to governmental authorities or damage awards to private litigants. We believe that our properties are currently in compliance with all of these regulatory requirements. We do not know whether these requirements will change or whether new requirements will be imposed. Changes in these regulatory requirements could require us to make significant unanticipated expenditures. These expenditures could have an adverse effect on us and our ability to make distributions to stockholders.

The Loss Of Services Of Any Of Our Executive Officers Could Adversely Affect Us

        We depend upon the services of relatively few executive officers. The loss of services of any one of them may adversely affect our business, financial condition and prospects. We use the extensive personal and business relationships that members of our management have developed over time with owners of life science facilities and with major life science industry tenants. We have employment agreements with all of our executive officers, but cannot assure you that they will remain employed with us.

We May Change Our Business Policies Without Stockholder Approval

        Our Board of Directors determines all of our business policies, with management's input, including our:

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  status as a REIT.

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  investment initiatives.

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  growth management.

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  debt incurrence.

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  general financing.

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  acquisition and selective development activities.

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  stockholder distributions.

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  operations.

        Our Board of Directors may amend or revise these policies at any time without a vote of our stockholders. A change in these policies could adversely affect our business and our ability to make distributions to our stockholders.

We Could Become Highly Leveraged And Our Debt Service Obligations Could Increase

        Our organizational documents do not limit the amount of debt that we may incur. Therefore, we could become highly leveraged. This would result in an increase in our debt service obligations that could adversely affect our cash flow and our ability to make distributions to our stockholders.

        We have adopted a policy of incurring debt only if upon such incurrence our debt to total market capitalization ratio would not exceed 57.5%. Our total market capitalization is the market value of our capital stock, including interests exchangeable for shares of capital stock, plus total debt. Our Board of Directors could, however, change or eliminate this policy at any time. Higher leverage would also increase the risk of default on our debt obligations.

Our Distributions To Stockholders May Decline At Any Time

        We may not continue our current level of distributions to stockholders. Our Board of Directors will determine future distributions based on a number of factors, including:

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  our amount of cash available for distribution.

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  our financial condition.

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  any decision by our Board of Directors to reinvest funds rather than to distribute such funds.

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  our capital expenditures.

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  the annual distribution requirements under the REIT provisions of the Internal Revenue Code.

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  other factors our Board of Directors deems relevant.

Possible Future Sales Of Shares Of Our Common Stock Could Adversely Affect The Market Price Of Our Common Stock

        We cannot predict the effect, if any, of future sales of shares of our common stock on the market price of our common stock from time to time. Sales of substantial amounts of capital stock (including common stock issued upon the exercise of stock options), or the perception that such sales may occur, could adversely affect prevailing market prices for our common stock. We have reserved for issuance to our officers, directors and employees pursuant to our Amended and Restated 1997 Stock Award and Incentive Plan (the "Plan") that number of shares of our common stock that equals 12% of the total number of shares outstanding at any time, provided that in no event may the number of shares of our common stock available for issuance under the Plan exceed 3,000,000 shares at any time. As of March 31, 2002, options to purchase 916,203 shares of our common stock were outstanding, of which options to purchase 518,206 shares of our common stock were exercisable.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used to reduce the outstanding balance on our unsecured line of credit or other borrowings or for general corporate purposes. If initially used to pay down our line of credit, we may then borrow from time to time under the line of credit to provide funds for general working capital and other corporate purposes, including the acquisition of additional life science facilities and the redevelopment or development of existing or new properties. As of March 31, 2002, we had $223 million of borrowings outstanding on our unsecured line of credit at a weighted average interest rate of 3.61%. The unsecured line of credit, under which Fleet National Bank acts as manager for a syndicate of lenders, matures in February 2003 and provides for an extension (provided there is no default) of an additional one-year period upon notice from us and the consent of the participating lenders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Our ratios of earnings to combined fixed charges and preferred stock dividends were 1.33, 1.38, 1.62 and 2.06 for the years ended 2001, 2000, 1999 and 1998. We completed our initial public offering on June 2, 1997. Fixed charges exceeded earnings in 1997 by $5.9 million.

        We compute the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of earnings before interest expense, amortization of deferred financing and write-off of unamortized loan costs. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest) and write-off of unamortized loan costs.

DESCRIPTION OF CAPITAL STOCK

        The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See "Additional Information."

General

        Our charter provides that we may issue up to 100,000,000 shares of Common Stock, 100,000,000 shares of Preferred Stock and 200,000,000 shares of Excess Stock (as defined below). Of the Preferred Stock, 1,610,000 shares are classified as 9.50% Series A Cumulative Redeemable Preferred Stock, or Series A Preferred Stock, 2,300,000 shares are classified as 9.10% Series B Cumulative Redeemable Preferred Stock, or Series B Preferred Stock, and 500,000 shares are classified as Series A Junior Participating Preferred Stock. As of March 31, 2002, 16,841,445 shares of Common Stock were issued and outstanding and 1,543,500 shares of Series A Preferred Stock and 2,300,000 shares of Series B Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

        All shares of Common Stock offered hereby will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding restrictions on transfer of our stock, holders of Common Stock are entitled to receive dividends on such shares if, as and when authorized and declared by our Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on transfer of our stock, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restriction on transfer of our stock, shares of Common Stock will each have equal distribution, liquidation and other rights.

        Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval of such matters by the affirmative vote of a majority of all of the votes entitled to be cast thereon.

        Our charter authorizes our Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Transfer Agent And Registrar

        The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

        Our charter authorizes our Board of Directors, without the approval of our stockholders, to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by our Board of Directors. Prior to the issuance of shares of each series, our Board of Directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series, all of which will be set forth in articles supplementary to our charter adopted for that purpose by our Board of Directors or a duly authorized special committee thereof. Using this authority, our Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Common Stock or for other reasons be desired by them.

        Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock to be offered pursuant hereto will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by us. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

        Rank.    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our Common Stock, and to all our equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; (ii) on a parity with all equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and (iii) junior to all our existing and future indebtedness and to any class or series of equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

        Conversion Rights.    The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

Power To Issue Additional Shares Of Common Stock And Preferred Stock

        We believe that the power of our Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financing and acquisition transactions and in meeting other needs that may arise. The additional classes or series of Preferred Stock, as well as the Common Stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors has no present intention to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Common Stock or for other reasons be desired by them.

Restrictions On Ownership And Transfer

        In order to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Internal Revenue Code) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Also, shares of our outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

        In order for us to maintain our qualification as a REIT, our charter provides for an Ownership Limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of our outstanding shares of stock by any person, as defined in our charter.

        Our Board of Directors, in its sole discretion, may waive the Ownership Limit for any person. However, our Board may not grant such waiver if, after giving effect to such waiver, five individuals could beneficially own, in the aggregate, more than 49.9% of the value of our outstanding stock. As a condition to waiving the Ownership Limit, our Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine our status as a REIT. Notwithstanding the receipt of any such ruling or opinion, our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such waiver.

        Our charter further prohibits (a) any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code and (b) any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons. Any transfer in violation of any of such restrictions is void ab initio. Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our stock in violation of the foregoing restrictions on transferability and ownership is required to give us notice immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify, or to attempt to qualify, as a REIT.

        If any transfer of shares of our stock or other event occurs that would result in any person beneficially or constructively becoming the owner of shares of our stock in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of excess stock (the "Excess Stock") and such shares of Excess Stock shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall generally not acquire any rights in such shares. Such automatic exchange shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Excess Stock held in the Trust shall be issued and outstanding shares of our stock. The Prohibited Owner shall not benefit economically from ownership of any shares of Excess Stock held in the Trust, shall have no rights to distributions thereon and shall not possess any rights to vote or other rights attributable to the shares of Excess Stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to us upon demand, or, at our sole election, shall be offset against any future dividends or distributions payable to the purported transferee or holder, and any dividend or distribution authorized but unpaid shall be rescinded as void ab initio with respect to such shares of stock and promptly thereafter paid over to the Trustee with respect to such shares of Excess Stock, as trustee of the Trust for the exclusive benefit of the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Excess Stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

        Within 180 days after the date of the event that resulted in shares of our Excess Stock being transferred to the Trust (or as soon as possible thereafter if the Trustee did not learn of such event within such period), the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and such shares of Excess Stock shall be automatically exchanged for an equal number of shares of the same class or series of stock that originally were exchanged for the Excess Stock. The Trustee shall distribute to the Prohibited Owner, as appropriate (i) the price paid by the Prohibited Owner for the shares, (ii) if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our charter) of such shares on the day of the event causing the shares to be held in the Trust, or (iii) if the exchange for Excess Stock did not arise as a result of a purported transfer, the Market Price of such shares on the day of the other event causing the shares to be held in the Trust. If such shares are sold by a Prohibited Owner, then to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee.

        All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as may be required by our charter, the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide us such additional information as we may reasonably request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT. In addition, each stockholder will be required upon demand to provide us such information as we may reasonably request in order to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental authority or to determine such compliance, or to comply with the REIT provisions of the Internal Revenue Code.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of Common Stock or for other reasons be desired by them.

WARRANTS

        We may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable Prospectus Supplement. The warrant agent will act solely as our agent in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby.

        The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of the Warrants; (2) the aggregate number of the Warrants; (3) the price or prices at which the Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of the Warrants; (5) the designation and terms of the Securities, if any, with which the Warrants are issued and the number of the Warrants issued with each such Security; (6) the date, if any, on and after which the Warrants and the related Preferred Stock or Common Stock will be separately transferable, including any limitations on ownership and transfer of the Warrants that may be appropriate to preserve our status as a REIT; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of the Warrants may be purchased; (8) the date on which the right to exercise the Warrants will commence and the date on which such right relating to the Warrants expires; (9) the minimum or maximum amount of the Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures applicable to the Warrants, if any; (11) a description of federal income tax consequences; and (12) any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See "Additional Information."

Board Of Directors

        Our bylaws provide that the number of our directors may be established by our Board of Directors, but may not be fewer than the minimum number required by the MGCL nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. All directors are elected to hold office until the next annual meeting of our stockholders and until their successors are duly elected and qualify.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Our Board of Directors has adopted a resolution providing that the "business combination" provisions of the MGCL shall not apply to us generally and that such resolution is irrevocable unless revocation, in whole or in part, is approved by the holders of a majority of the outstanding shares of Common Stock, but revocation will not affect any business combination consummated, or any business combination contemplated by any agreement entered into, prior to the revocation. As a result of the foregoing, any person who becomes an Interested Stockholder may be able to enter into business combinations with us that may not be in the best interest of the stockholders, without our compliance with the business combination provisions of the MGCL.

Control Share Acquisitions

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        Under Maryland law, a person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of the stockholders.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a meeting of the stockholders and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. Our Board of Directors has resolved that, subject to Maryland law, this provision may not be amended or repealed without the approval of holders of at least a majority of the outstanding shares of Common Stock. There can be no assurance, however, that the provision will not be amended or eliminated in the future or that the resolution is enforceable under Maryland law.

Advance Notice Of Director Nominations And New Business

        Our bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (ii) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our Board of Directors may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our Board of Directors or (c) provided that our Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Amendment To Our Charter Or Bylaws

        As permitted by the MGCL, our charter provides that it may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter. The Board of Directors has the exclusive power to adopt, alter, repeal or amend our bylaws.

        Our charter and bylaws provide that our stockholders may remove any director by a vote of not less than two-thirds of all the votes entitled to be cast on the matter. Our charter and bylaws further provide that our Board of Directors may fill board vacancies and that any director elected to fill a vacancy may hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

Corporate Dissolution

        As permitted by the MGCL, our charter provides that our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. See "Description of Capital Stock—Common Stock."

Stockholder Rights Plan

        We have adopted a stockholder rights plan (the "Rights Plan") which provides that one right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Rights"), is attached to each outstanding share of our Common Stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair for all stockholders with our Board of Directors. The Rights are intended to cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our Board of Directors, but the Rights will not interfere with any merger or other business combination that is approved by our Board of Directors.

        The Rights are not presently exercisable. The Rights, other than those held by the acquiring person, will separate from the Common Stock and become exercisable upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of Common Stock, or (ii) ten business days (or such later date as our Board of Directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group acquiring beneficial ownership of 15% or more of our Common Stock.

        Each Right entitles the holder to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock for an exercise price that is currently $120 per share. Once the Rights become exercisable, any Rights held by the acquiring party, and certain related persons, will be void, and all other holders of Rights will receive upon exercise of their Rights that number of shares of Common Stock having a market value of two times the exercise price of the Right. The Rights, which expire on February 10, 2010, may be redeemed at any time prior to the time a party becomes an acquiring person, for $0.01 per Right. Until a Right is exercised, the holder of that Right will have no rights as a stockholder of ours, including, without limitation, the right to vote or receive dividends.

Anti-Takeover Effect Of Provisions Of Maryland Law, Our Charter And Bylaws And Our Rights Plan

        The possible future application of the business combination and control share acquisition provisions of the MGCL, the amendments to and advance notice provisions of our bylaws and our Rights Plan may delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Common Stock or for other reasons be desired by them.

FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of material federal income tax considerations regarding an investment in the Securities is based on current law, is for general information only and is not tax advice. This summary does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.) that are subject to special treatment under the federal income tax laws. This summary assumes that investors will hold the Securities as a "capital asset" (generally, property held for investment) under the Internal Revenue Code.

PROSPECTIVE PURCHASERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation Of Alexandria

General

        The REIT provisions of the Internal Revenue Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change and which changes may apply retroactively.

        We intend to operate in a manner that will enable us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Although we believe that we are organized and operate in such a manner, we cannot assure you that we qualify or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distributions to stockholders, which distributions would not be required to be made.

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1996, and intend to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. We have received from Mayer, Brown, Rowe & Maw its opinion to the effect that, commencing with our taxable year ended December 31, 1996, we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including representations concerning, among other things, our business and properties, the amount of rents attributable to personal property and other items regarding our ability to meet the various requirements for qualification as a REIT). The opinion is expressed as of its date, and Mayer, Brown, Rowe & Maw has undertaken no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, qualification and taxation as a REIT depends upon our having met and continuing to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Mayer, Brown, Rowe & Maw. The Mayer, Brown, Rowe & Maw opinion relies, in part, on an opinion issued by Skadden, Arps, Slate & Meagher & Flom LLP, which firm previously served as our tax counsel.

        In any year in which we qualify as a REIT we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of the undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by us.

        Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to "taxable REIT subsidiaries" in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation (or an unincorporated entity that is treated as an association taxable as a corporation under the Internal Revenue Code) for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. We have not made an election to treat any entity in which we own an interest as a taxable REIT subsidiary. See "—Other Tax Considerations—Investments in taxable REIT subsidiaries". In addition, if we should fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for such year;

  (2)
  95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

  (3)
  any undistributed taxable income from prior years,

We would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

        A REIT is permitted to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, the amount of undistributed net long-term capital gains it received during the taxable year, which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would be required to include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us, and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid such stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us. We may also be subject to the corporate "alternative minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

        In order to qualify as a REIT, we must meet, among others, the following requirements:

Share Ownership Test

        Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. For taxable years beginning after August 5, 1997, if we comply with the Treasury regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting this share ownership requirement.

        To ensure compliance with the 50% share ownership test, we have placed restrictions on the transfer of the shares of our stock to prevent concentration of ownership. Moreover, to evidence compliance with these requirements, under the Treasury regulations we must maintain records which disclose the actual ownership of our outstanding shares of stock and such regulations impose penalties against us for failing to do so. In fulfilling our obligation to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares of our stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of our stock and other information. In addition, our charter provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. We intend to enforce the percentage limitations on ownership of shares of our stock to assure that our qualification as a REIT will not be compromised.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in the equity of a partnership or limited liability company treated for federal income tax purposes as a partnership or disregarded entity, we will be deemed to own a proportionate share of the partnership's or limited liability company's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or the value of the outstanding securities of any corporation other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

        Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a partnership or limited liability company taxed as a partnership for purposes of the REIT asset tests and gross income tests (described below), if a REIT holds debt securities issued by a partnership or limited liability company treated for federal income tax purposes as a partnership, the debt securities will be subject to (and could cause a violation of) the asset tests, resulting in the loss of REIT status, unless it is a qualifying mortgage asset or satisfies specified rules for "straight debt."

        We currently hold and expect to hold in the future securities of various issuers. While we do not anticipate that our securities holdings would result in a violation of the REIT assets tests, fluctuations in value and other circumstances existing from time to time may increase our risk under the asset tests.

Gross Income Tests

        There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in the equity of a partnership or limited liability company treated for federal income tax purposes as a partnership or disregarded entity, we will be treated as receiving our share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in our hands as it has in the hands of the partnership or limited liability company. The two tests are as follows:

  A.
  The 75% Test.    At least 75% of our gross income (excluding gross income from "prohibited transactions") for the taxable year must be "qualifying income". Qualifying income generally includes:

  (1)
  rents from real property, except as modified below;

  (2)
  interest on obligations secured by mortgages on, or interests in, real property;

  (3)
  gains from the sale or other disposition of non-"dealer property", which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

  (4)
  dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

  (5)
  abatements and refunds of real property taxes;

  (6)
  income from the operation, and gain from the sale, of "foreclosure property", which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

  (7)
  commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

  (8)
  certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares during the one-year period following the receipt of such capital.

    Rents received from a tenant will qualify as rents from real property in satisfying the 75% test or the 95% gross income test described below only if several conditions are met. First, rents received by us will not qualify as rents from real property if we, or an owner of 10% or more of our stock, directly or constructively owns 10% or more of the total number of shares of all classes of stock of a tenant (or, in the case of any tenant which is not a corporation, 10% or more in the assets or net profits of such tenant) or 10% or more of the total value of shares of all classes of stock of a tenant, unless the tenant is a taxable REIT subsidiary of ours and certain other requirements are met with respect to the real property being rented.

    Second, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Our accountants and counsel have advised us with respect to applicable considerations underlying such determination. After consulting with our accountants and counsel and considering such advice, we have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of our properties, however, there can be no assurance that the Internal Revenue Service will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the Internal Revenue Service were successful, and the amount of such non- qualifying income, together with other non-qualifying income, exceeds 5% of our taxable income, we may fail to qualify as a REIT.

    An amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an "independent contractor" from whom we derive no income, except that we may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rents from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose will be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation function. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

  B.
  The 95% Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

        For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by the REIT for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "—Taxation of Alexandria—General".

        Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain relief provisions of the Internal Revenue Code. These relief provisions will generally be available if:

  (1)
  our failure to comply was due to reasonable cause and not due to willful neglect;

  (2)
  we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

  (3)
  any incorrect information on this schedule is not due to fraud with intent to evade tax.

        If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of certain items of excess non-cash income. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. In any year, we may elect to retain, rather than distribute, our net capital gain and pay tax on such gain. If we make this election, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us, and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid such stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his tax basis in our stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend", plus applicable penalties and interest, within a specified period.

Absence Of Earnings And Profits From Non-REIT Years

        In order to qualify as a REIT, we must not have accumulated earnings and profits attributable to any non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. Unless the "deficiency dividend" procedures described above apply and we comply with those procedures, failure to distribute such accumulated earnings and profits would result in our disqualification as a REIT. We believe that we had no accumulated earnings and profits as of December 31, 1995. The determination of accumulated earnings and profits, however, depends upon a number of factual matters related to our activities and operations during our entire corporate existence and is subject to review and challenge by the Internal Revenue Service. There can be no assurance that the Internal Revenue Service will not examine our tax returns for prior years and propose adjustments to increase our taxable income, and as a consequence, earnings and profits. In this regard, the Internal Revenue Service can consider all of our taxable years as open for review for purposes of determining the amount of such earnings and profits.

Tax Aspects Of Alexandria's Investments In Partnerships

        A few of our investments are held through partnerships. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in our computation of our REIT taxable income and the assets held by each partnership for purposes of the REIT asset tests.

        Our interest in a partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of a partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If a partnership were to be treated as such an association, the partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which may preclude us from satisfying the REIT asset tests and may preclude us from satisfying the REIT gross income tests. See "—Failure to qualify" below, for a discussion of the effect of our failure to meet such tests. In addition, any change in the status of any partnership indirectly owned by us might be treated as a taxable event, in which case we may incur a tax liability without any related cash distributions.

Failure To Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable as ordinary income and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation Of Our Stockholders

Taxation Of Taxable Domestic Stockholders

        As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated as capital gain dividends and retained net capital gain will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal income tax rate to the extent of previously claimed real property depreciation. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a return of capital to the stockholder, reducing the tax basis of a stockholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the stockholder's tax basis being taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any such month must be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our stockholders.

        In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such stockholder as long-term capital gains.

        Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20% for individuals. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

        If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the two rate groups set forth above. In such a case, a stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the stockholder.

        Our stockholders should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains and other income.

Backup Withholding

        We will report to our domestic stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a stockholder may be subject to backup withholding at applicable rates with respect to distributions paid unless the stockholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

        Currently, the back-up withholding rate is 30%. The rate will decline to 29% for taxable years 2004 and 2005 and to 28% for taxable years 2006 and thereafter.

Taxation Of Tax-Exempt Stockholders

        The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT", based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by us to a stockholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" (within the meaning of the Internal Revenue Code), and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and consistent with our present intent, that we do not hold a residual interest in a real estate mortgage investment conduit.

        However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a REIT that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in such REIT. We do not believe that we are and we do not expect to become a pension-held REIT.

Taxation Of Foreign Stockholders

        We will qualify as a "domestically controlled REIT" so long as less than 50% in value of our shares are held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. It is currently anticipated that we will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of the shares by a foreign person in a taxable year should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

        Distributions of cash generated by our real estate operations, but not by our sale or exchange of our properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign stockholder files the required form with us evidencing such lower rate or unless the foreign stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign stockholders generally have to provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

        Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a stockholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign stockholder's Foreign Investment in Real Property Tax Act tax liability.

        The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, any foreign investors should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

Other Tax Considerations

Investments In Taxable REIT Subsidiaries

        Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT.

        Under the taxable REIT subsidiary provision, we and any taxable entity in which we own an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary". As stated above, no taxable REIT subsidiary election has been made by us. However, one or more taxable REIT subsidiary elections may be made in the future depending upon the circumstances for entities in which we own an interest.

Possible Legislative Or Other Actions Affecting Tax Consequences

        Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

State And Local Taxes

        We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effects of state and local tax laws on an investment in the offered securities of us.

PLAN OF DISTRIBUTION

        We may sell the Securities to one or more underwriters for public offering and sale by them or to investors directly or through agents, which agents may be affiliated with us. Underwriters or agents involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

        Sales of Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or at prices that may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions initially allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Any such initial compensation, discounts, concessions or commissions may subsequently be changed as provided in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

        Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities, other than the Common Stock which is listed on the New York Stock Exchange, will be a new issue with no established trading market. We may elect to list any series of Preferred Stock and any Depository Shares or Warrants on a securities exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the Securities.

        If so indicated in the applicable Prospectus Supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase Securities from us at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, we shall have sold to such underwriters the total amount of the Securities less the amount thereof covered by the Contracts.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with or perform services for, us in the ordinary course of business.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Mayer, Brown, Rowe & Maw, Los Angeles, California. The validity of the Securities will be passed on for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001 and the statement of revenues and certain expenses of 9880 Campus Point Drive for the year ended December 31, 2000 included in our Current Report on Form 8-K dated January 2, 2002, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions.

        The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Securities, are as follows:

Securities and Exchange Commission Registration Fee	$15,101
Printing and Engraving Expenses	$200,000
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$150,000
Miscellaneous	$110,000
Total	$725,101

Item 15. Indemnification of Directors and Officers.

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by the MGCL.

        Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of us and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which such person may become subject or to which such person may incur by reason of his or her serving as a present or former director or officer of us.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of us and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any of our employees or agents or our predecessor.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        Each of the employment agreements with our executive officers require that we indemnify such officers to the maximum extent permitted by Maryland law, and to pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 16. Exhibits.

        See the Exhibit Index attached hereto following the signature pages and incorporated herein by reference.

Item 17. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)  The undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 31st day of May, 2002.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By:	/s/ JOEL S. MARCUS Joel S. Marcus Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel S. Marcus, Peter J. Nelson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents of their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on May 31, 2002.

Signatures	Title

/s/ JERRY M. SUDARSKY Jerry M. Sudarsky	Chairman of the Board of Directors
/s/ JOEL S. MARCUS Joel S. Marcus	Chief Executive Officer (Principal Executive Officer) and Director
/s/ PETER J. NELSON Peter J. Nelson	Chief Financial Officer, Senior Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)
/s/ ALAN G. WALTON Alan G. Walton	Director
/s/ JAMES H. RICHARDSON James H. Richardson	Director
/s/ DAVID M. PETRONE David M. Petrone	Director
/s/ ANTHONY M. SOLOMON Anthony M. Solomon	Director
/s/ RICHARD B. JENNINGS Richard B. Jennings	Director

S-1

EXHIBIT INDEX

Exhibit Number		Exhibit	Sequentially Numbered Page
1.1	*	Form of Underwriting Agreement
4.1	†	Specimen certificate representing shares of Common Stock, filed as an exhibit to our Registration Statement on Form S-11 (No. 333-23545), declared effective by the Commission on May 27, 1997
4.4	*	Form of Warrant Agreement
5.1		Opinion of Ballard Spahr Andrews & Ingersoll, LLP
8.1		Opinion of Mayer, Brown, Rowe & Maw regarding certain federal income tax matters
12.1		Calculation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
23.1		Consent of Mayer, Brown, Rowe & Maw (filed with Exhibit 8.1)
23.2		Consent of Ballard Spahr Andrews & Ingersoll, LLP (filed with Exhibit 5.1)
23.3		Consent of Ernst & Young LLP
24.1		Powers of Attorney (included on the signature page of the Registration Statement)

*
To be filed by amendment or by a Current Report on Form 8-K to be incorporated herein by reference in connection with the offering of securities hereunder.

†
Incorporated by reference.

QuickLinks

FORM S–3
TABLE OF CONTENTS
ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF CAPITAL STOCK
WARRANTS
PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distributions.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX